EXHIBIT 10.3
FIRST AMENDMENT

THIS FIRST AMENDMENT dated as of August 7, 2012 (this "Amendment") amends the Amended and Restated Credit Agreement dated as of May 25, 2012 (the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), various financial institutions (the "Lenders") and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent"). Capitalized terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Company, the Lenders and the Administrative Agent have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:

1.1 Amendment to Section 1.1. The following new definitions are added to Section 1.1 in proper alphabetical order:

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases.

Cash Flow from Operations means the consolidated cash flow from operations of the Company and its Restricted Subsidiaries as determined in accordance with GAAP.

Restricted Payment means any of the following:

 (a) any declaration or payment of dividends, either in cash or property, on any shares of capital stock of any class of the Company or any Restricted Subsidiary (except (i) dividends or other distributions payable solely in shares of common stock, and (ii) dividends and distributions paid by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary); or

(b) any purchase, redemption or retirement, either directly or indirectly, or through any Restricted Subsidiary, of shares of capital stock of any class of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire any shares of capital stock of the Company or any Restricted Subsidiary; or

(c) any payment or distribution, either directly or indirectly or through any Restricted Subsidiary, in respect of capital stock of any class of the Company or any Restricted Subsidiary (except payments and distributions made by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary).

1.2 Amendment to Section 10.10.1. Section 10.10.1 is amended in its entirety to read as follows:

10.10.1 Minimum Consolidated Net Worth. Not, at any time, permit Consolidated Net Worth to be less than $450,000,000.

1.3 Amendment to Section 10.15. Section 10.15 is amended in its entirety to read as follows:

10.15 Restricted Payments. Not, and not permit any Restricted Subsidiary to, at any time declare or make, or become required to declare or make, any Restricted Payment, unless after giving effect thereto, (i) the aggregate amount of all Restricted Payments declared or made after June 30, 2012 does not exceed the sum of (a) $100,000,000, plus (b) 100% of (x) the aggregate amount of Cash Flow from Operations for the period commencing on July 1, 2012 and terminating at the end of the last fiscal quarter immediately preceding the date of any proposed Restricted Payment minus (y) the aggregate amount of all Capital Expenditures during such period and (ii) no Event of Default or Unmatured Event of Default exists or would exist after giving effect to such Restricted Payment.

SECTION 2 Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct in all material respects as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date (except to the extent any such warranty expressly relates to a specific earlier date, in which case such warranty was true and correct in all material respects as of such earlier date), (b) after giving effect to this amendment, no Event of Default or Unmatured Event of Default exists and (c) the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3 Effectiveness. The amendments set forth in Section 1 above shall become effective when the Administrative Agent has received (i) counterparts of this Amendment executed by the Company and the Required Lenders and (ii) a fully executed and effective amendment to the Senior Note Purchase Agreement and any other Material Credit Facility (if any) which provides for amendments thereto which are substantially identical to those provided herein.

SECTION 4 Miscellaneous.

4.1 Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment. Delivery to the Administrative Agent of a counterpart hereof, 01' a signature page hereto, by facsimile or by email in .pdf or similar format shall be effective as an original, manually-signed counterpart.

4.3 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York, without regard to conflict of laws principles.

4.4 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

Delivered as of the day and year first above written,

NU SKIN ENTERPRISES, INC.

By /s/ Ritch Wood
Title Chief Financial Officer
JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By /s/ Stephen Cazier
Title Senior Banker